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                                                       Exhibit 5

                                        LUCENT TECHNOLOGIES LOGO
Pamela F. Craven                        600 Mountain Avenue
Vice President - Law                    Murray Hill, NJ 07974
                                        908 582-8500



                                       July 24, 1996



Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, NJ 07974

Dear Sirs;

    With reference to the registration statement on Form S-8 which Lucent Technologies Inc. (the "Company") proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, registering 50,000,000 common shares (par value $.01 per share) of the Company (the "Shares") which may be offered and sold by the Company under the Lucent Technologies Inc. 1996 Employee Stock Purchase Plan (the "Plan"), which Shares, under the terms of the Plan may be authorized and unissued shares, treasury shares, or shares purchased on the open market or otherwise, I am of the opinion that:

    1. the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and

    2. all proper corporate proceedings have been taken so that any Shares to be offered and sold which are of original issuance, upon sale and payment therefor in accordance with the Plan and the resolutions of the Board of Directors relating to the offering and sale of common shares thereunder, will be legally issued, fully paid and nonassessable.

    I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.


                                    Very truly yours,



                                    Pamela F. Craven